UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Cass Information Systems, Inc.

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CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 23, 2019

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Tuesday, April 23, 2019, at 8:30 a.m. local time, for the following purposes:

1.	To elect three directors to serve, each for a three-year term;

2.	To hold a non-binding advisory vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2019; and

4.	To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 5, 2019 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at the Company’s offices located at 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

All shareholders are cordially invited to attend the Annual Meeting.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares. The Company has not planned a communications segment or any presentations for the Annual Meeting.

Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on your proxy card, or mark, sign, date and promptly return your proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations department at (314) 506-5500.

By Order of the Board of Directors,

P. Stephen Appelbaum
Secretary

St. Louis, Missouri

March 8, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2019

The Company’s Proxy Statement and annual report on Form 10-K for the 2018 fiscal year are available at http://ir.cassinfo.com/phoenix.zhtml?c=97994&p=proxy.

The Company makes available free of charge through its website www.cassinfo.com its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

PROXY STATEMENT

Annual Meeting of Shareholders to be held April 23, 2019

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 8, 2019 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 23, 2019 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 5, 2019 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 14,525,419 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 4.59% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors; approve, by advisory vote, executive compensation; ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and to act on any other matters properly brought before the Annual Meeting. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” a director nominee for such nominee to be elected or “for” such other proposal for it to be approved. Shareholders may not cumulate their votes in the election of directors.

In tabulating the voting results, abstentions and shares represented by broker non-votes (explained below) will be counted as present and entitled to vote for purposes of determining a quorum. For purposes of determining whether the shareholders have elected a director nominee or approved a matter, abstentions are treated as shares represented and entitled to vote on each proposal and will thus have the same effect as a vote “against” a director nominee or such other proposal. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes will not be considered in determining the number of votes necessary for approval of a matter and will have no effect on the outcome of the vote for directors or other proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

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All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees; FOR approval of executive compensation; FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof. The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

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I. ELECTION OF DIRECTORS – PROPOSAL 1

Nominees and Continuing Directors

The size of the Company’s Board is set at nine members, divided into classes of three directors each. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

Lawrence A. Collett is currently serving a three-year term that expires on the date of the Annual Meeting. He will not stand for re-election, having reached the Board’s mandatory retirement age. The Nominating and Corporate Governance Committee has nominated Sally H. Roth for election and incumbent directors Ralph W. Clermont and James J. Lindemann for re-election. Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of nominees than those named in this Proxy Statement.

All the directors and nominees bring to the Board a wealth of executive leadership experience derived from their service as corporate executives. Each possesses individual qualifications and skills that contribute to the Board’s effectiveness as a whole. The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominated to serve until 2022:

Ralph W. Clermont, 71, has been a director since 2015. Mr. Clermont enjoyed a 39-year career with KPMG LLP, retiring in 2008 as managing partner of its St. Louis office where he led the firm’s Midwest financial services practice and managed the audits of numerous banking organizations. He currently serves as Lead Director of National Bank Holdings Corporation, a publicly-traded bank holding company, where he is also Chairman of the Audit and Risk Committee as well as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Clermont is a certified public accountant and member of both the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants. He earned his bachelor’s degree in accounting from Saint Louis University.

The Board selected Mr. Clermont for his clear understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass.

Sally H. Roth, 71, has been nominated to serve as a first-time director of Cass. Ms. Roth served as Area President-Upper Midwest for Regions Bank from 2007 until her retirement in 2014. Prior to her appointment as Area President, Ms. Roth served as Regions Bank’s Commercial Banking Executive for the Saint Louis metropolitan market. Her banking career began at Mercantile Bank (now U.S. Bank) in 1985 where she held various positions including Group Manager - Large Corporate Banking and Community Bank President until 1997. Ms. Roth served in various roles at Bank of America from 1997 to 2002. She holds a Master of Business Administration degree from Washington University in Saint Louis.

The Board selected Ms. Roth to serve as a director because of her extensive commercial banking experience and expertise and her unique knowledge of the banking markets in which the Company does business.

James J. Lindemann, 63, has been a director since 2007. Until his retirement in 2018, he was Executive Vice President of Emerson Electric Co. (Emerson), a publicly-traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he has held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000. Mr. Lindemann has been a Board member of the CEO Forum since 2003.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson, where he has served as a senior manager of a public manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

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The Company’s Board recommends a vote FOR the three nominees for election to the Board of Directors.

Directors to serve until 2021:

Robert A. Ebel, 63, has been a director since 2006. He was Chief Executive Officer (CEO) of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri, until the sale of the company in 2017. Mr. Ebel began his tenure with Universal Printing Company as CFO and Board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His duties as CEO of a privately-held business based in St. Louis provided him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

Randall L. Schilling, 56, has been a director since 2009. He is President and CEO of BoardPaq LLC, a privately-held software company based in St. Charles, Missouri. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently an Advisory Council member of Arch Grants, a St. Louis based non-profit organization that provides equity-free grants and support services to entrepreneurs. He is also the founder and owner of OPO Startups, a co-working center for digital startups providing space and access to mentors, investors, programming, educational resources, and a community of local entrepreneurs. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr., 65, has been a director since 2006. He was Executive Vice President and President of Applied Markets of Sigma-Aldrich Corporation (Sigma-Aldrich), a publicly-traded life science and high technology company located in St. Louis, Missouri, until his retirement in 2015. Dr. Wicks worked for Sigma-Aldrich for 33 years, beginning as a research chemist and subsequently working in marketing, then as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his appointment as Executive Vice President and President of Applied Markets of Sigma-Aldrich, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He is currently a member of the CEO Forum and serves as a trustee of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues.

Directors to serve until 2020:

Eric H. Brunngraber, 62, has been a director since 2003. Mr. Brunngraber is Chairman, President, and CEO of the Company. Prior to his appointment as CEO in 2008, he held the position of President and Chief Operating Officer (COO) since 2006. Mr. Brunngraber served as Chief Financial Officer (CFO) of the Company from 1997 to 2006. He has held numerous positions with the Company since his employment began in 1979, including Executive Vice President of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is active in various civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council and the American Diabetes Association – Community Leadership Board.

The Board selected Mr. Brunngraber to serve as a director because he is the Company’s President and CEO and is responsible for the strategic direction and day-to-day leadership of the Company.

Benjamin F. Edwards, IV, 63, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’ career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate

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Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently is a member of the Board of The Bogey Club in St. Louis and a member of the CEO Forum.

The Board selected Mr. Edwards to serve as a director because it believes he possesses management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Joseph D. Rupp, 68, has been a director since 2016. Upon Mr. Collett’s retirement from the Board at the Annual Meeting, Mr. Rupp will serve as Lead Director of the Board. He is the retired Chairman of the Board of Olin Corporation (Olin), a publicly-traded global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition located in Clayton, Missouri. Mr. Rupp served as the Chairman of the Board of Olin Corporation from 2016 to 2017. Prior to 2016, Mr. Rupp served as Chairman, President, and Chief Executive Officer of Olin since 2005. Prior to his election as Chairman, Mr. Rupp was President and Chief Executive Officer of Olin from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions with Olin, which he originally joined in 1972. Additionally, Mr. Rupp serves as a director of Quanex Building Products Corporation, a publicly-traded manufacturer of components sold in the building products industry; Dot Foods, Inc., a private foodservice redistribution company; and Owens-Illinois, a publicly-traded glass bottle manufacturer. He earned his bachelor’s degree in metallurgical engineering from Missouri University of Science and Technology.

The Board selected Mr. Rupp to serve as a director because it believes he has valuable experience understanding the day-to-day and more complex issues that face multi-faceted, publicly-traded organizations.

Director Independence

Based on the independence standards as defined by the marketplace rules of The Nasdaq Stock Market, Inc. (Nasdaq), the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Brunngraber. In addition, each of the members of the Audit Committee and Compensation Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family, and other relationships with the Company and its management. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff, and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available at www.cassinfo.com.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed at www.cassinfo.com.

Board Evaluation

The Board conducts a self-assessment annually to review its performance over the past year and determine whether it and its committees are functioning effectively. The Chairman of the Nominating and Corporate Governance Committee is responsible for leading the review of the Board and summarizing the overall findings. Each member of the Board conducts a thorough evaluation of the Board as a whole and each member of the Board individually. This assessment seeks to review areas in which the Board and/or management believes a better contribution could be made. The Chairman of the Nominating and Corporate Governance Committee reviews all of the evaluations and presents a summary of findings to the Board. The Board uses this information to create a set of action items for any areas in which members feel could improve the Board’s effectiveness.

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Each individual Board committee also conducts its own self-assessment annually and presents a summary to the Board. The Board then determines if there are steps that should be taken to improve the efficiency and effectiveness of each committee.

The purpose of these annual evaluations is not to focus on individual Board members, but the Board and each committee as a whole. A separate assessment of each individual director is made by the Nominating and Corporate Governance Committee when deciding whether to nominate such director for reelection to the Board.

The Nominating and Corporate Governance Committee periodically reviews the self-assessment process and makes changes it deems necessary to improve the process and its effectiveness.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide guidance and flexibility that allows the Board to determine the best leadership structure to promote Board effectiveness and ensure that authority and responsibility are effectively allocated between the Board and management. The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances and personnel, different leadership structures may be appropriate.  Accordingly, the Board formally reviews its leadership structure not less than annually as part of its self-evaluation process to ensure that the proper balance is present in the Company’s current model.

Prior to April 2015, the Company’s leadership structure consisted of separate roles for Chairman and CEO of the Company as performed by Mr. Collett and Mr. Brunngraber, respectively. The Board chose to separate the roles of Chairman and CEO in 2008 as part of the Company’s Board and leadership succession planning. In April 2015, Mr. Collett was named Lead Director and Mr. Brunngraber was named Chairman in addition to CEO. In making this decision, the Board determined that the combination of the Chairman and CEO was appropriate at that time due to the strength and independence of the outside directors, that the committees of the Board are comprised entirely of independent directors, and because each committee plays a role in overseeing different material aspects of the Company’s risk management program.

In January 2019, Mr. Rupp was appointed to succeed Mr. Collett as Lead Director in conjunction with Mr. Collett’s retirement following the Annual Meeting.

The Company’s Corporate Governance Guidelines provide that the Lead Director must qualify as independent in accordance with the Guidelines. It is the Lead Director’s role to promote the appropriate involvement of the independent directors in governance matters and ensure the effectiveness of the independent directors in their role on behalf of the shareholders while avoiding the risk of confusion about the primary business leadership role of the Chairman and CEO. In particular, the Lead Director will be responsible for (a) staying regularly informed about the strategy of the Company and about critical issues and performance of the Company; (b) working with the Chairman to set the agendas for Board meetings; (c) calling meetings of the independent directors when needed; (d) providing Board leadership in times of crisis; (e) setting the agenda for and chairing executive sessions of the independent directors; (f) acting as liaison between the independent directors and the Chairman for matters raised in executive sessions; (g) chairing meetings of the Board or shareholders when the Chairman is not in attendance; (h) attending meetings of the committees of the Board when necessary or at his/her discretion and communicating regularly with the chairs of the Board committees; (i) working with the Chairman to ensure the conduct of Board meetings provides adequate time for serious discussion of important issues and that appropriate information is made available to Board members on a timely basis; (j) being available on request for consultation and direct communication with major shareholders; and (k) performing such other duties as may be requested from time to time by the Board or by a majority of the independent directors.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2018. The Compensation Committee is responsible

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for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and information technology risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element.

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address or fax number: Cass Information Systems, Inc., Name of Director(s), Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, (314) 506-5560 (fax).

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July, and October. During the fiscal year ended December 31, 2018, the Board held its four regular meetings and one additional offsite planning meeting was held in November to discuss the Company’s strategic plan. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. All directors attended the 2018 Annual Meeting of Shareholders.

The Company has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

The following table represents the current membership of each of the Board committees and number of meetings held by each committee in 2018 (in parentheses). Each of the committees is comprised entirely of independent directors, as defined by Nasdaq and SEC rules:

Audit (5)	Nominating and Corporate Governance (4)	Compensation (4)
Ralph W. Clermont*	Ralph W. Clermont	James J. Lindemann*
Robert A. Ebel	Benjamin F. Edwards, IV	Joseph D. Rupp
Randall L. Schilling	Franklin D. Wicks, Jr.*	Franklin D. Wicks, Jr.

*Committee Chairman

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with the independent registered public accountants and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls, and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work.

The Audit Committee also has primary responsibility for overseeing risks related to data protection and cybersecurity, although the full Board also exercises oversight over these risks. This oversight includes receiving reports from the Company’s CIO on data protection and cybersecurity matters and strategies.

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The Board has determined that Mr. Clermont qualifies as an “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees, and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity, experience with businesses and other organizations of comparable size and complexity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it does consider overall diversity of education, viewpoints, professional experience, skills and other demographics when evaluating director nominees and has focused on the importance of Board diversity, as well as desired qualifications and experience identified by the Board, in its director recruitment efforts.

In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders who meet the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. Suggestions together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO, and other executives. The Compensation Committee also has responsibility for approving, evaluating, and administering the compensation plans, policies, and overall programs of the Company. The Compensation Committee is able to delegate any of its responsibilities to one or more subcommittees as it deems appropriate in its discretion.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee also establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO, CFO, or the Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as

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recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit sharing program approved by the Board.

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

Messrs. Lindemann, Rupp and Wicks served on the Compensation Committee during the entire fiscal year ended December 31, 2018. None of the members of the Compensation Committee during the last fiscal year is or has been an officer or employee of the Company. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Company’s Board of Directors or the Compensation Committee.

None of the members of the Company’s Compensation Committee or other members of the Board of Directors is a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K.

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his services. Based on recommendation from the Compensation Committee, the Board approved a revision to the fee structure as of April 23, 2019. The following represents the fee structures applicable for the periods indicated:

	Prior to April 23, 2019	On and After April 23, 2019
Regular Board Meeting Fee	$2,500	$2,500
Board Committee Meeting Fee	$1,000	$1,000
Annual Retainer:
Lead Director	$25,000	$25,000
Board Member	$32,500	$35,000
Audit Committee Chair	$10,000	$10,000
Compensation Committee Chair	$7,000	$7,000
Nominating and Corporate Governance Committee Chair	$7,000	$7,000
Restricted Stock Award*	$52,500	$55,000

* Directors will receive the equity equivalent of the dollar amounts indicated above.

Restricted stock awards are issued under the Company’s Amended and Restated Omnibus Stock and Performance Compensation Plan (the Omnibus Plan). The shares carry voting and dividend rights. Dividends are paid quarterly prior to vesting. Shares vest in full on the first anniversary date of the awards or, if elected by the director, vest at retirement from the Board, as disclosed below. The grant date of awards is typically the day following the Annual Meeting, when the full Board approves the awards. In accordance with the Company’s stock ownership guidelines, directors are expected to retain all shares granted to them during their service as Board members and are encouraged to acquire stock in amounts consistent with their financial resources.

The Company maintains a non-employee director compensation election program to allow non-employee directors to receive their annual board member retainer fees in the form of restricted stock and provide for a separate election to defer the vesting of all restricted stock until the date of termination of service as a director. Elections must be made prior to the calendar year for which the election will apply and made annually, with the exception of the first year in which a director becomes eligible to participate, after which the election must be made within 30 days.

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Summary Compensation - Directors

The table below sets forth the following compensation for each non-executive director for the fiscal year ended December 31, 2018: (i) dollar value of fees earned or paid; (ii) aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) dollar value of total compensation.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ralph W. Clermont	73,575	52,504	4,740	130,819
Lawrence A. Collett	82,575	52,504	917	135,996
Robert A. Ebel	61,975	52,504	5,503	119,982
Benjamin F. Edwards, IV	48,375	52,504	917	101,796
James J. Lindemann	55,375	52,504	8,166	116,045
Joseph D. Rupp	44,875	52,504	3,021	100,400
Randall L. Schilling	49,375	52,504	8,166	110,045
Franklin D. Wicks, Jr.	59,375	52,504	6,250	118,129

(1)	Compensation for Mr. Brunngraber is set forth in Executive Officers – Summary Compensation Table and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director.
(2)	Represents fees paid during 2018 for services, including Board meeting and Board committee meeting attendance, as well as retainers for Board membership and Board committee chair positions. For Mr. Collett, the amount also includes fees received as the Lead Director. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Clermont, $10,200; Mr. Collett, $13,800; and Mr. Ebel, $12,600. The Executive Loan Committee held 22 meetings during 2018. Attendance fees were $600 per meeting. Messrs. Clermont, Lindemann, Rupp, Schilling, and Wicks elected to receive their Board retainer fees in the form of restricted stock and each received 599 shares of restricted stock (adjusted for the effect of the stock dividend that was paid on December 14, 2018) in lieu of $32,500 of cash payments. The restricted stock vests in full on the first anniversary date of the awards or, if elected by the director, vests at retirement from the Board.
(3)	Represents the full grant date fair value of shares of restricted stock awarded in 2018 under the Company’s Omnibus Plan. All directors were awarded 1,034 shares of restricted stock (adjusted for the effect of the stock dividend that was paid on December 14, 2018). Shares vest in full on the first anniversary of the grant date or, if elected by the director, upon the director’s retirement from the Board. These amounts were computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (FASB ASC Topic 718). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2018. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued under the Omnibus Plan and outstanding at December 31, 2018 for each director was as follows:

Name	Shares*
Ralph W. Clermont	5,901
Lawrence A. Collett	1,034
Robert A. Ebel	6,391
Benjamin F. Edwards, IV	1,034
James J. Lindemann	9,736
Joseph D. Rupp	3,976
Randall L. Schilling	9,736
Franklin D. Wicks, Jr.	7,591

*If elected, includes shares received for retainer fees and/or deferred until retirement. Share figures adjusted for the 20% stock dividend that was paid on December 14, 2018.

(4)	Represents dividends paid on restricted stock awards for all directors.

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Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit Committee’s charter, the Audit Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account any factors it deems relevant.

Report of the Audit Committee

The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification and independence of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the Statement on Auditing Standards No. 1301 (Communication with Audit Committees). In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence, including the impact of non-audit-related services provided to the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the audit committee concerning independence.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Ralph W. Clermont, Chairman

Robert A. Ebel

Randall L. Schilling

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II. ADVISORY VOTE ON EXECUTIVE COMPENSATION - PROPOSAL 2

The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The core of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes its compensation program is strongly aligned with the long-term interests of shareholders, as exhibited in the Compensation Discussion and Analysis section of this Proxy Statement, which provides additional details on executive compensation, compensation philosophy and objectives, and the 2018 compensation of the named executive officers. Shareholders are asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement.”

The above-referenced disclosures are included in this Proxy Statement under the Executive Compensation and Related Information section.

The Board urges shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board believes that the Company’s executive compensation is reasonable and appropriate, is justified by the performance of the Company, and is the result of a carefully considered approach.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

The Company’s Board recommends a vote FOR the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in this Proxy Statement.

III. EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The Compensation Discussion and Analysis (CD&A) describes, in detail, the Company’s executive compensation philosophy and programs provided to named executive officers as they are determined under SEC rules. For 2018, named executive officers included the following individuals:

Name	Title
Eric H. Brunngraber	Chairman, President and CEO
P. Stephen Appelbaum	Executive Vice-President, Chief Financial Officer (CFO) & Secretary
Mark A. Campbell	President, Transportation Information Services
James M. Cavellier	Executive Vice-President, Chief Information Officer (CIO)
Gary B. Langfitt	President, Expense Management Services
Robert J. Mathias	Vice Chairman Cass Commercial Bank

Mr. Mathias served as President of Cass Commercial Bank until July 2, 2018, when he assumed his current non-executive role as Vice-Chairman of Cass Commercial Bank. Dwight D. Erdbruegger was appointed President of the Bank effective July 2, 2018.

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The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. The Company believes that high levels of performance should yield compensation that is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm that incentives are in place to retain key management talent, reward attainment of longer term objectives, and assure that these programs do not encourage risky behavior on the part of individuals or the executive management team.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive equity compensation. Benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior equity incentive awards are also given less weight, as these were awards earned and granted based on prior performance.

The CEO is eligible to participate in all Company benefit programs, including those available to other executive officers, and receives no additional perquisites beyond those available to other executive officers except for a club membership allowance which is also provided to the Vice-Chairman of Cass Commercial Bank. In 2018, the Board recommended and approved a special one-time payment of club initiation dues for the CEO.

For fiscal 2018, the components of total direct compensation (TDC) for the named executive officers and their purposes were as follows:

Compensation Element	Fixed/ Variable	Key Features	Purpose
Base Salary	Fixed	Reviewed by Compensation Committee annually Varies with experience, duties and scope of responsibility	Provides a base level of fixed pay to attract and retain executives that is internally equitable and externally competitive

Profit Sharing Bonus	Variable

Paid two times a year, based on a pool of funds set at 22.5% of net income after taxes (NIAT), providing bonuses to all employees unless specifically excluded due to their employment class or failure to meet minimum performance expectations

CEO is eligible to receive from 3.5% to 5.5% of the total pool of funds available for distribution depending on the change in NIAT, not to exceed 70% of base salary

Other executive officers receive amounts based on change in NIAT and individual performance not to exceed 50% of base salary of any officer

Provides annual incentive opportunity and rewards employees for overall company and individual performance

Long Term Incentive Equity Compensation	Fixed Variable	Granted annually with 3-year cliff vesting CEO target = 125% base salary Other executive officer target = 70% base salary 40% time-based restricted stock/units 60% performance-based restricted stock

Encourages retention through a 3-year cliff vesting period

Supports achievement of Company's longer-term financial goals of sustained EPS growth and target ROE

Aligns interests of executives with shareholders

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The chart that follows shows the percentages of each component of TDC paid to the CEO and the average percentages of each of the TDC components paid to the other named executive officers for fiscal 2018:

Based on the market data provided by Pay Governance, as part of the annual review of executive compensation, the Committee believes that the composition of TDC is in alignment with companies of a similar size and in similar industries as Cass. Over 60% of the CEO’s TDC is in the form of performance-based profit sharing, to emphasize the importance of annual profitability, and long-term incentive compensation (LTIC), to emphasize the importance of long-term strength, profitability and growth in the value of the Company’s common stock.

In its determination of the level, composition and administration of executive compensation, the Committee understands the importance of aligning executive compensation with the performance of the Company, the long-term interests of its shareholders and in promoting good corporate governance. It therefore employs the following best practices:

•	Pay for performance – The profit sharing plan provides annual cash bonuses directly tied to earnings. The LTIC grants are comprised of 60% performance-based awards based on the achievement of preset earnings per share (EPS) and return on equity (ROE) performance targets.
•	Caps on short and long-term bonuses – Short-term profit sharing bonuses are capped at 70% of base salary for the CEO and 50% of base salary for the other named executive officers. The maximum amount of performance-based LTIC awards ultimately earned is capped at 150% of the target award, and no performance-based LTIC awards are earned if performance falls below the threshold achievement level.
•	“Clawback” policy – The Compensation Committee has the right to rescind, revoke or adjust any profit sharing bonus or LTIC awards if there is a material restatement in financial results and the named executive officers received incentive compensation based on the erroneous data.
•	Stock ownership guidelines – The CEO must receive approval from the Lead Director of the Company’s Board of Directors before selling shares of the Company’s stock, and the other named executive officers must consult with the CEO and CFO before selling shares of the Company’s common stock. Except for special circumstances, such as financial hardship, approval to sell would not be given if such sale would result in holdings of less than five times base salary in the case of the CEO and less than three times base salary in the case of the other named executive officers.
•	“Double trigger” of LTIC vesting due to change-in-control – LTIC grants will only result in accelerated vesting if a change-in-control results in termination of employment.

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•	No long-term employment agreements – All executives are hired “at-will” and there are no long-term employment arrangements that provide for compensation beyond an employee’s termination date. The only payments beyond termination date are payments from one of the Company’s retirement plans and allowable vesting of LTIC awards upon certain conditions.
•	No dividends on unearned performance-based LTIC – There are no dividends paid or accrued on unearned performance-based awards until such time the awards are earned and settled.
•	No tax gross-ups – There are no tax gross-ups on any form of compensation provided to the CEO or any other executive officer, with the exception of the tax gross-up on relocation expenses provided to the newly appointed Executive Vice-President, CIO in 2018.

All share and per share figures included in this CD&A have been adjusted to give effect to the 10% stock dividend that occurred on December 15, 2017 and the 20% stock dividend that was paid on December 14, 2018. Figures marked with “*” are non-GAAP figures.

Committee Review of Executive Compensation

For the past several years the Committee has retained Pay Governance as part of its annual review of executive compensation. Pay Governance provides the Committee with external market data on the executive compensation of companies of a similar size and in similar industries as Cass. For the review of executive compensation for 2018, Pay Governance provided data that consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from the following sources:

•	Size-adjusted data from Willis Towers Watson’s 2017 Top Management Compensation Survey – U.S., focusing on:
o	Services sector, for the CEO, CIO, President Transportation Information Services and President, Expense Management Services; and
o	Financial Services sector for the CFO and President, Cass Commercial Bank.
•	Compensation data, including the components of TDC, from similarly-sized publicly-traded companies in the Business Services and Banking industries.

It is the Company’s philosophy that performance, rather than benchmarking, drive executive compensation. Therefore, in reviewing external data, the Committee does not engage in benchmarking to establish compensation levels or make specific compensation decisions. The Committee feels that this is appropriate due to the Company’s unique structure, needs, differences in the size of surveyed companies, and the lack of sufficient appropriate matches to provide statistical relevance. Instead, the Committee reviews survey data only to gain a better understanding of general compensation practices. In establishing executive compensation, the Committee takes into account a number of other considerations, including individual and Company performance, experience, and scope of responsibilities of the executive officers, desire to retain key personnel and the Company’s objective to maintain internal compensation equity. Pay Governance’s overall conclusion confirmed the Committee’s belief that 2018 compensation levels were appropriate for the Company.

The Compensation Committee determines base salary and incentive compensation adjustments for the CEO and other executive officers, subject to Board approval.  In evaluating compensation adjustments for the executive officers other than the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s board-approved profit sharing program, as further described in Profit Sharing Bonus below.

Finally, in arriving at its decisions on executive compensation for fiscal 2018, the Compensation Committee took into account the shareholder advisory vote approving executive compensation at the 2018 Annual Meeting of Shareholders and continued to apply the same overall principles in determining the amounts and types of executive compensation.

The Committee has determined that the consultants and advisers retained or consulted by the Committee are well qualified, independent and raise no conflict of interest concerns. Pay Governance does not provide any services to the Company other than those services for which it was retained by the Committee.

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Historical CEO Pay and Performance

The Committee believes that earnings per share (EPS) is the primary performance measurement to reflect the success of the Company and the performance of executives. As such, this measure is one of the primary factors in the determination of the performance-based awards granted under the LTIC program. The following graph reflects the change in EPS over the last five fiscal years and how it compares to the TDC paid to the CEO.

Adjusted EPS for fiscal 2017 represents EPS of $1.80* and excludes the one-time adjustment to tax expense made in fiscal 2017 as a result of the Tax Cuts and Jobs Act (TCJA) enacted in December 2017. As more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the passage of TCJA resulted in a one-time, non-cash charge to income taxes of $1.8 million in 2017. Prior to the one-time charge earnings stood at $26.8 million*, or $1.80 per share*, and after the one-time charge. GAAP earnings were $25.0 million, or $1.68 per share.

Prior to 2017, the LTIC awards granted each year to the CEO and other named executive officers were based on a performance look-back period, as explained in the Long-Term Incentive Compensation section below. Therefore, there is a lag on the impact performance had on the LTIC included in the TDC.

In 2017 and 2018, in connection with the reworking of the Company’s LTIC program in 2017, the LTIC grants were based on a three-year prospective performance period. The LTIC included in the 2017 and 2018 TDC in the graph above reflects time-based restricted stock that will cliff vest in three years and performance-based restricted stock that will not be earned until 2020 and 2021, respectively, depending on the Company’s achievement of EPS and ROE performance targets for the prospective three-year performance period. The performance-based portion of the LTIC may not be earned at all should threshold performance targets not be met.

Executive Summary of Results

The Company posted record revenue of $148.3 million in fiscal 2018, up 10% from the prior year, due primarily to strong growth in fee income. The growth was broad-based, across markets, and produced by new clients, increased activity from existing accounts and a strong economy. There was also strong growth of net investment income, which was up 11% from the previous year, due to an increase in dollars paid and higher interest rates. Earnings stood at $30.3 million, or $2.03 per share, a 21% increase over 2017.

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The passage of the TCJA in 2017 impacted the Company in multiple ways. It triggered a $1.8 million non-cash charge to fourth quarter 2017 earnings and resulted in an effective tax rate of 17% in 2018, compared to 23% in 2017. The lower tax rate allowed the Company to invest in staff, systems and infrastructure while also increasing returns to shareholders through increased cash and stock dividends as well as share repurchases. Cash and stock dividends increased 50% over the past 16 months and the Company has returned $38 million to shareholders over the past five years through stock repurchases.

The Company continues to operate profitably, posting a 1.9% return on average assets and 13.6% return on average equity notwithstanding the low interest rate environment and strong liquidity and capital positions. For example, year-end Tier 1 capital-to-assets ratio was 13.9%, which significantly exceeded that of peers and all regulatory requirements.

Management believes that the Company enters 2019 in a strong position to capitalize on the opportunities presented by an improving economy, its expanded customer base and through new and improved product offerings. The Company’s solid financial position combined with the significant amount of cash generated from operations will allow for investment in strategic opportunities when they become available and return capital to shareholders. The Company continues to invest in the technology, processes and people required to support its multi-national customer base. In fiscal 2018, the Company continued to expand its international operations in Singapore and Basingstoke, United Kingdom along with existing North American, South American, and European business entities in order to give customers a more complete and comprehensive solution for its telecommunication lifecycle management, global freight bill processing, audit, payment and information needs. The technology investments made in 2017 and 2018, which were required to support this global journey, have also positioned the Company to explore the broadening of its target markets in 2019 and beyond.

Based on the Company’s performance and outlook for the future, the Board increased cash dividends nearly 20% in 2018 by raising the quarterly cash dividend to $.26 and declaring a 20% stock dividend.

Elements of Compensation

The key elements of the Company’s executive compensation program include base salary, annual cash bonus awards distributed pursuant to the Company’s profit sharing program, and LTIC equity awards. A description of these elements and the Company’s benefit plans and perquisites is included below.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills, and experience. Similarly, the Committee considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements, and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Committee believes that base salary increases for 2018 were reflective of the performance of individuals and individual operating units, increased corporate earnings, overall corporate growth over the past several years, and competitive forces projected by the external market. Base salary levels were adjusted, effective April 2018, for the named executive officers as follows: Mr. Brunngraber, $640,000, up from $615,000; Mr. Appelbaum, $291,000, up from $282,000; Mr. Langfitt, $265,000, up from $256,000; Mr. Mathias, $301,000, up from $293,000; and Mr. Campbell $238,000, up from $227,000. In 2018 the Company hired Mr. Cavellier to serve in a newly created position of Executive Vice-President, CIO at a starting base salary of $250,000.

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Profit Sharing Bonus

The Company is unique in having a company-wide cash-based profit sharing program which has been in existence since 1968. These cash bonuses are paid to all eligible employees of the Company and its subsidiaries, according to the profit sharing program approved by the Board, pursuant to the Company’s Omnibus Plan. The purpose of this program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit sharing program is funded and paid semi-annually based on a target of 22.5% of the Company’s profits after taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall. Prior to 2018 the program was funded based on a target of 12.5% of profits before taxes and in April 2018 the Compensation Committee recommended, and the Board approved, changing the calculation of the funds available for distribution to 22.5% of NIAT.  This change was recommended due to the passage of the TCJA in 2017 and the Company’s decision to retain the level of profits shared with its employees while still providing an increased return to shareholders.

Total profit sharing funds are divided into pools to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

In January 2018, the Compensation Committee recommended, and the Board approved, revising the percentage of total funds that the CEO was eligible to receive from a flat 4% of the total profit sharing funds available for distribution during the year to a percentage ranging from 3.5% to 5.5% of the funds available, based on a percentage change in NIAT from the prior year of -20% to +20% or greater, respectively. This revision did not impact the maximum allowed distribution provided to the CEO of 70% of base salary. The Compensation Committee felt this change better aligned compensation received by the CEO and Company performance, providing a higher payout for increased profits, based on both an increase in the total profit sharing pool and an increase in the percentage of the pool received by the CEO, and a much lower payout for decreased profits, based on both a decrease in the total profit sharing pool and a decrease in the percentage of the pool received by the CEO. The Committee believes that the allocation of profit sharing funds to the CEO maintains internal equity and results in a competitive pay package.

The portion of the total profit sharing pool allocated to payouts to the other named executive officers (Executive Officer Profit Sharing Pool) was also revised in 2018 by the Compensation Committee and approved by the Board. Prior to 2018, the Executive Officer Profit Sharing Pool ranged from 9% to 16% of the total profit sharing funds available to exempt staff based on a change in the NIAT of -20% to +20% or greater, respectively. In 2018 the Executive Officer Profit Sharing Pool ranged from 6% to 10% of the total profit sharing funds available for distribution based on a change in NIAT of -20% to +20% from the prior year. The changes made in 2018 also established a means of adjusting the percentage of the Executive Officer Profit Sharing Pool for changes in the composition of executive officers, such as when additions are made to the group. The Compensation Committee felt this change better aligned the profit sharing awards to other named executive officers with the CEO’s and eliminated the impact the distribution between exempt and non-exempt staff had on the funds available to the other executive officers. While the size of the Executive Officer Profit Sharing Pool is dependent on the overall size of the pool and change in NIAT, the individual distributions have historically been, and for fiscal 2018 were, based on a subjective assessment of each executive’s performance, taking into consideration factors such as performance of each individual and each executive’s associated operating unit. When conducting his evaluation of an executive’s performance, the CEO considers factors such as revenue growth, cost efficiencies and technological advancements within the executive’s operating unit, and leadership skills and other accomplishments during the fiscal year. Consideration is also given to profit sharing payments that an individual has received in the past as well as those received by other named executive officers, in order to help achieve internal compensation equity.

The percentages of the total profit sharing pool available to the CEO and other named executive officers have been set to result in payments that generally correlate to targeted salary percentages for the CEO and other named executive officers. The target percentage of base salary to be received by the CEO at target change in NIAT was 45% and could range from 0% to a maximum of 70%. The target percentage of salary at target change in NIAT for the other executive officers was 40%, with a range of 0% to a maximum of 45% in the case of Messrs. Langfitt and Campbell and 0% to a maximum of 50% for Messrs. Appelbaum, Mathias and Cavellier. The targeted percentage salary ranges for the CEO and other named executive officers have, for the most part, been in place since the Company’s profit sharing program was established. These ranges were established based on the following factors: (i) the goal to maintain internal equity that reflects the responsibilities of the position relative to other positions within the Company; (ii) the objective to provide incentive compensation that is adequate to attract and retain talent,

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validated through the Company’s recruitment efforts and periodic review of general marketplace survey data; and (iii) the desire to minimize overly risky compensation practices in line with the Company’s conservative risk profile.

The target salary percentage payouts and the distributions made to the CEO and other named executive officers are regularly reviewed by the Compensation Committee in accordance with the factors noted above. The Compensation Committee has determined that fiscal 2018 profit sharing payments resulting from the methodology described above fall in line with the Company’s compensation philosophies and objectives and reflect the Company’s emphasis on performance-based compensation.

Fiscal 2018 bonuses were paid in August 2018 and February 2019, respectively. The increase in NIAT for 2018 compared to 2017 was 21%, resulting in the CEO receiving the maximum distribution of 5.5% of the profit sharing pool for the year, with the payment made in August 2018 based on the funds available through June 30, 2018 and the balance paid in February 2019 based on the funds available for the year ended December 31, 2018. The total profit sharing pool for the year ended December 31, 2018 were $6,810,400 and resulted in the CEO receiving a total 2018 profit sharing payment of $374,600.

The total amount of the Executive Officer Profit Sharing Pool was also based on a 21% increase in NIAT for the year ended December 31, 2018 over the year ended December 31, 2017 and equaled 10% of the total profit sharing pool, the maximum distribution amount for the executive officers other than the CEO. A payment was made in August 2018 based on the results through June 30, 2018, with the balance paid in February 2019 based on the results for the year ended December 31, 2018. As noted above, the amount of the Executive Officer Profit Sharing Pool allocated to individual executive officers, other than the CEO, was primarily a result of the change in NIAT, individual distributions were ultimately based on a performance evaluation, conducted by the CEO, considering internal equity among the executive officers and other individual performance factors, including:

•	P. Stephen Appelbaum: overall stewardship of corporate financial processes, reporting, and controls.

•	Gary B. Langfitt: leadership and growth of the Company's Expense Management business units.

•	Robert J. Mathias: ongoing growth of the Company's banking subsidiary while maintaining excellent credit quality.

•	Mark A. Campbell: leadership and growth of the Company's Transportation Information Services business unit.

•	James M. Cavellier: leadership and ongoing development of the Company’s technology vision and strategic plan to ensure effective, efficient and secure systems and technologies.

Payments made to Messrs. Appelbaum, Campbell, Langfitt and Mathias increased an average of 37% in 2018 as compared to 2017, due primarily to the 21% increase in NIAT, the corresponding increase in the total profit sharing pool and to the individual performance of these named executive officers and their contributions to the record profits produced in 2018. Mr. Cavellier joined the company on February 12, 2018 and his payment, prorated for the time period he was employed, represents his strong performance in the short period of time he has been with the Company working to streamline technology operations and establishing a strategic plan for future strength and growth. Payments made to the CEO increased 61%, also primarily due to the 21% increase in the Company’s profits and corresponding increase in the total profit sharing pool. This award, which represented 59% of base pay, was above the target of 45%, but below the 70% maximum allowed under the program.

Long-Term Incentive Compensation

LTIC is awarded to various members of the Company's management team, including all named executive officers, in accordance with the Company’s Omnibus Plan. The objectives of the Omnibus Plan are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

LTIC awards consist of 40% time-based restricted stock or restricted stock units (RSUs) and 60% performance-based restricted stock. The Committee believes that time-based awards reinforce the Company’s long-term objectives, serve as a retention

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incentive and reward the appreciation of the Company’s common stock price. The Committee believes that performance-based restricted shares incentivize the named executive officers to meet or exceed the Company’s long-term ROE and EPS targets. The LTIC program contains a retirement provision, which allows participants age 65 or older, with at least five years of service, to continue to vest in previously awarded grants after retirement. Due to this provision, and to delay the early taxation of the time-based restricted stock, the Company allows participants who are age 62 or older, with five or more years of service, to elect to receive RSUs in lieu of the time-based restricted stock.

The time-based awards cliff vest three years from the date of grant, and the performance-based awards cliff vest three years from the grant date with the amount earned based on EPS and ROE achievements over a three-year performance period to reinforce a longer-term commitment to sustained growth and profitability. The ultimate number of performance-based shares earned will range from 0% to 150% of the target award based on the Company’s achievement of EPS and ROE performance goals.

The value of target LTIC awards was set at 125% of base salary for the CEO and 70% of base salary for the other named executive officers. The target values were based, in part, on market data provided by Pay Governance and also considered historical grant levels, overall TDC targets and the Company’s desire to incentivize performance. The number of shares granted to an executive officer is determined by dividing the officer’s target LTIC award dollar value by the fair market value of the Company’s common stock using the closing stock price as reported on the Nasdaq on the grant date.

The Committee selected growth of EPS and average ROE as the basis for awarding performance-based restricted stock because these are two key measurements used by the Company to measure the long-term growth and strength of the Company. The target levels of performance for each measurement were established based on the on-going performance level that is expected by the Board, with the threshold representing the minimum acceptable level to earn any additional compensation and the maximum as the level of performance that would be considered an exceptional achievement. These pre-established targets are scheduled for a comprehensive review at least every three years and may be reviewed and adjusted earlier if current business conditions dictate a review is needed.

The performance goals for the 2018 grants are as follows:

	Percent of Target Earned
	50%	100%	150%
Factor	Threshold	Target	Maximum
EPS annual growth	0%	8%	16%
Average ROE	7%	11%	15%

The EPS growth goal, as shown in the table above, represents a compounding annual growth rate over a base year EPS, which is the year preceding the beginning of the three-year performance period. The EPS performance goals established for each three-year performance period will be presented as a dollar value based on these EPS growth percentages. The ROE goal presented in the table above will be based on the average ROE over the three-year performance period.

To provide an equal balance between profitability and growth, each factor will be weighted 50% to determine the total percentage of performance-based restricted stock earned. For each factor, target performance would result in 100% being earned related to that factor, performance at threshold would result in 50% being earned and maximum or higher performance would result in 150% being earned. Any performance below threshold would result in 0% earned related to that performance factor. Vesting percentages for performance that falls between threshold and target or target and maximum will be prorated between the respective vesting percentages. The percentage earned for each factor will then be multiplied by the 50% weighting and added together to determine the total percentage earned. The number of shares ultimately earned will then be determined by multiplying the number of shares granted at the beginning of the performance period by the total percentage earned, rounded to the nearest whole share.

Achievement of performance goals for performance-based restricted stock shall be determined based on generally accepted accounting principles and may be adjusted for extraordinary items as determined by the Company’s Board. Extraordinary items shall mean unusual and/or non-recurring items, including but not limited to: restructuring or restructuring-related

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charges, gains or losses attributable to the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings or any other such income or expense related item that the Board has determined to be of an unusual or extraordinary nature and not under the reasonable control of the Company’s management.

The terms of the LTIC awards are set forth in a restricted stock or RSU award agreement entered into with each executive officer at the time of grant. Time-based restricted stock carries voting and dividend rights and cliff vests on the three-year anniversary of the grant date. Time-based RSUs are settled in shares of common stock on the three-year anniversary of the grant date, have no voting rights and dividends accumulate over the restriction period and will be paid upon vesting. In the event of disability or death of the named executive officer, time-based restricted stock and RSU awards vest immediately and performance-based restricted stock awards vest under the original terms of the agreement. In the event of change in control, and subsequent termination of service of the named executive officer, all restricted stock awards vest immediately with performance-based restricted stock awards vesting at the target performance level. LTIC awards are not re-priced, in accordance with the Company’s long-standing practice.

The Company does not allow the grant of awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The dollar value of LTIC awards granted to named executive officers and other eligible participants in 2018 were approved by independent Board members. Generally, this occurs at the January Board meeting and the grant date is the date the annual financial results are released to the public.

2018 LTIC Awards

With the exception of Mr. Cavellier, the 2018 awards were granted on February 1, 2018 and were valued using the closing stock price as reported on the Nasdaq on the grant date of $48.67. Mr. Cavellier’s grants were made on his date of hire, February 12, 2018, with a grant date value of $48.02. The number of target shares or units granted to each named executive officer is as follows:

Name	Time-Based Restricted Shares	Time- Based RSUs	Performance- Based Restricted Shares
Eric H. Brunngraber	6,318		9,477
P. Stephen Appelbaum	1,622		2,433
Mark A. Campbell	1,305		1,959
James M. Cavellier	1,438		2,157
Gary B. Langfitt	1,472		2,209
Robert J. Mathias		1,686	2,528

The following performance targets were established for the three-year performance period from January 1, 2018 to December 31, 2020:

Factor	Threshold	Target	Maximum
EPS	$6.48	$7.57	$8.78
Average ROE	7%	11%	15%

In January 2018, the Board reviewed the impact resulting from the one-time charge to earnings made for fiscal year-ended December 31, 2017 due to the passing of the TCJA of 2017. The Board decided that this one-time charge to earnings should be considered an extraordinary item and excluded from both the EPS and average ROE calculations for any performance periods that covered the 2017 fiscal year. This one-time charge was therefore excluded when setting the performance targets for EPS, reflected in the table above, and will be excluded when determining the performance results for both EPS and average ROE related to the grants made in 2017 covering the performance period January 1, 2017 to December 31, 2019 and vesting in January 2020.

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The LTIC program contains a retirement provision, which allows participants age 65 or older, with at least five years of service, to continue to vest in previously awarded grants after retirement. Due to this provision, and to delay the early taxation of the time-based restricted stock, the Company allows participants who are age 62 or older, with five or more years of service, to elect to receive RSUs in lieu of the time-based restricted stock. Mr. Mathias elected RSU’s in lieu of the time-based restricted shares granted in February 2018.

Clawback Policy

The Company maintains a clawback policy that allows the Compensation Committee to rescind, revoke, adjust, or otherwise modify any awards granted under the Omnibus Plan that would have been lesser if calculated based on the restated results. The rescission, revocation, adjustment or modification of awards is at the sole discretion of the Compensation Committee and will be made consistently for all recipients in the plan for the restatement year, whether or not the recipient participated in conduct which led to the restatement.

401(k) Defined Contribution Plan

The Company provides retirement benefits to eligible employees, including named executive officers, under the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $18,500 for 2018, plus an additional $6,000 catch-up contribution for employees age 50 or older. The Company matches 50% of the first 3% of employee contributions, subject to IRS limitations. Beginning January 1, 2017 for all employees that are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan but are not eligible to participate in the Company’s defined benefit retirement plan, as described below, the Company provides a 3% contribution to the employee’s 401(k) and matches 50% of the first 6% of employee contributions, subject to IRS limitations. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Defined Benefit Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

The Company provides a noncontributory defined benefit retirement plan to eligible employees, including named executive officers, under the Retirement Plan for Employees of Cass Information Systems, Inc. Effective December 31, 2016 this plan was closed to all new participants, including those named executive officers hired in 2018. Upon retirement, participants in this tax qualified defined benefit plan will begin to receive monthly payments equal to 1/12 of the sum of: (i) 0.9% of final average earnings multiplied by the number of years of service, plus (ii) 0.5% of final average earnings in excess of covered compensation multiplied by years of service.

Final average earnings is defined as the average annual total compensation for the five consecutive years of highest earnings during the last 10 years of employment. Covered compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, excluding stock based compensation and other excludable fringe benefits and including any amounts deferred under the Company’s 401(k) plan and Section 125 plan, up to the maximum IRS limit of $275,000 in 2018. Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9 of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18 of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal

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retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to restore retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plan.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the final average earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit; (ii) primary social security benefit; and (iii) 401(k) hypothetical annuity.

Final average earnings, normal and early retirement age, years of service, and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit, and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes that the SERP is an effective executive retention tool.

Perquisites and Other Benefits

The Company provides certain executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For 2018, these perquisites included an automobile allowance and, where deemed appropriate, a club membership allowance. Also, in 2018 the Company paid a one-time club initiation fee for Mr. Brunngraber. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, vision, dental, disability, and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change-in-control, other than for provisions that allow for SERP benefits, stock appreciation rights (SARs), and restricted stock or RSU awards to vest and/or become fully exercisable upon a change in control and subsequent termination of service, the continuation of vesting of LTIC awards allowed after retirement for those participants with five or more years of service or in some circumstances, upon disability, in accordance with their respective plans. The equity compensation termination benefits provided to the named executive officers upon retirement do not discriminate in scope, terms or operation in favor of executive officers compared to the benefits offered to all other plan participants.

The value of the SARs, restricted stock or RSU awards that would continue to vest or be exercisable, in the case of SARs, are reflected in the table Outstanding Equity Awards at Fiscal Year-End provided later in this Proxy Statement. These amounts, together with the retirement plan and SERP benefits disclosed in the Pension Benefits table of this Proxy Statement, represent the value of payments a named executive officer would have received if his employment would have terminated on the last day of the fiscal 2018, due to retirement, resignation, death or disability, or following a change in control. Mr Cavellier is not yet eligible for the vesting of LTIC awards after retirement, as he does not meet the five year service requirement.

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Federal Income Tax Deductibility Limitations

While the Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types of awards and other compensation granted to executives and directors, the accounting and tax treatment of compensation generally has not been a factor in determining the amount of compensation for our named executive officers.

The Compensation Committee has historically considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. The Compensation Committee has determined that for 2018, Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers. Mr. Brunngraber is the only named executive officer whose compensation exceeds $1 million.

The TCJA enacted in December 2017 eliminated the exclusion of performance-based compensation from the Section 162(m) deductibility limit, and therefore, all compensation paid to executives covered under Section 162(m) that exceeds $1 million in any taxable year will not be deductible for tax purposes. While the impact of this change will continue to be evaluated, the Committee has not made any changes to the compensation programs as a result of the TCJA enactment. Under the transition rule of the TCJA, qualified performance-based compensation provided under a written binding contract prior to November 2, 2017 may still be excluded from the $1 million dollar tax-deductible limit. As such, the Company believes that all performance-based LTIC granted by the Company in 2017 and in prior years is expected to be deductible upon vesting and recognition as compensation to the recipient and that payments made in February 2018 under the Company’s profit sharing plan with performance criteria established in January 2017, for the fiscal year ended December 31, 2018, is also excluded from the $1 million compensation limit established under 162(m).

CEO Pay Ratio

The Compensation Committee believes executive pay must be both internally equitable and externally competitive to attract and retain the talent necessary to produce exceptional financial results and value for shareholders. The Company is committed to internal pay equity and periodically reviews pay data to ensure it is both internally equitable and in line with similar positions in the external market. Due to the nature of Cass’ business, a large portion of the employee population is clerical and administrative with over 20% of employees holding part-time positions and working less than 30 hours per week.

In calculating the CEO Pay Ratio, pursuant to Item 402(u) of Regulation S-K, companies are required to disclose the ratio of the CEO’s compensation to that of the median employee. The Company first provided this disclosure in the proxy statement filed for its 2018 Annual Meeting of Shareholders and used the following methodology to identify the Company’s median employee:

•	Compensation data was compiled as of the last pay period in November 2017 and reflects all cash compensation paid through November 18, 2017, including payments pursuant to the Company’s profit sharing program.
•	The compensation data represents all U.S. employees paid for the period ended November 18, 2017. This data excludes non-U.S. employees, as these employees make up less than 2% of the Company’s total employee count.
•	For employees hired during the year, compensation was annualized as of November 18, 2017 by taking total regular pay and overtime pay divided by the number of days actually worked during the period, multiplying this amount by the 240 days paid through November 18, 2017 and adding additional compensation not related to hours worked, such as any cash bonuses or other cash or like-cash awards paid during the year.
•	No adjustments were made to part-time employees’ total compensation except annualizing pay for part-time employees hired during the year, as explained above.
•	The total cash compensation by employee was then ranked from highest to lowest for all 1,081 employees, excluding the CEO.
•	The median employee was determined to be an employee holding the title of Senior Data Control Inbound Clerk. We calculated the total annual compensation of the median employee in the same manner we calculated that of the CEO for disclosure in the Summary Compensation Table of this Proxy Statement.

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The SEC permits the Company to identify its median employee once every three years provided that it reasonably believes there has been no change in its employee population or compensation arrangements that would significantly affect the pay ratio disclosure. There have been no changes in the Company’s employee population, employee compensation arrangements or the median employee’s circumstances that the Company reasonably believes would result in a significant change in the pay ratio disclosure. As such, the median employee remains the same as for fiscal 2017.

The Company provides the following with respect to the pay ratio for fiscal 2018:

•	The median of annual total compensation of all employees of Cass other than Mr. Brunngraber, our CEO, was $49,225;
•	The annual total compensation of Mr. Brunngraber was $2,103,471 (see the Summary Compensation Table); and
•	Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 42.7:1.

Elements of compensation provided to the CEO that are not included in compensation paid to the median employee include:

•	LTIC awards – included at grant value and not earned until 2021, 60% of which will be based on the achievement of performance goals.
•	Change in the value of SERP – the retirement plan available to executives that qualify to restore retirement benefits lost under the Company’s qualified plan, due to limits imposed by the IRS, the ultimate value of which will not be paid or determined until after retirement. Changes in the value of the defined benefit plan have been included in both the CEO’s and median employee’s total compensation amounts.
•	Automobile and country club allowances – only available to certain key executives of the Company.

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2018, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from the (i) Financial Services sector, including the Banking industry and (ii) Services Sector, including the Business Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2019 compensation.

Base Salary

Base salary increases for 2019 were approved in January based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases, effective in April 2019, were approved for the following: Mr. Brunngraber, $640,000 to $670,000; Mr. Appelbaum, $291,000 to $301,000; Mr. Campbell, $238,000 to $252,000; Mr. Cavellier $250,000 to $262,000; Mr. Langfitt, $265,000 to $273,000; and Mr. Mathias, $301,000 to $308,000.

Long-Term Incentive Compensation

The LTIC awards made in January 2019 were in accordance with the practices of the updated LTIC program pursuant to the Omnibus Plan and were comprised of 40% time-based restricted shares or RSUs and 60% performance-based restricted shares. Both the time-based restricted shares or RSUs and the performance-based restricted shares are scheduled to cliff vest three years from the grant date, subject to the terms and conditions of the awards. The number of performance-based restricted shares vesting will vary in an amount from 0% to 150% of the amount awarded based on the achievement of pre-established ROE and EPS performance goals over the three-year performance period from January 1, 2019 to December 31, 2021. The awards were granted on January 31, 2019 and were valued using the closing stock price as reported on the Nasdaq on the grant date.

The awards granted on January 31, 2019 to each named executive officer are detailed below.

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Name	Time-Based Restricted Shares	Time- Based RSUs	Performance- Based Restricted Shares
Eric H. Brunngraber	6,519		9,778
P. Stephen Appelbaum	1,660		2,490
Mark A. Campbell	1,358		2,036
James M. Cavellier	1,426		2,139
Gary B. Langfitt	1,512		2,267
Robert J. Mathias		1,717	2,575

Compensation Committee Report

In the performance of its oversight function for the year ended December 31, 2018, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Lindemann, Chairman
Joseph D. Rupp
Franklin D. Wicks, Jr.

Executive Officers

Following are the names, ages and positions held by the Company’s current executive officers followed by information on compensation received or earned by the Company’s named executive officers during the periods presented.

Eric H. Brunngraber, 62, is Chairman, President and CEO of the Company. Additional information on Mr. Brunngraber can be found in the section Election of Directors contained herein.

P. Stephen Appelbaum, 61, Executive Vice-President, CFO and Secretary. Mr. Appelbaum, a certified public accountant, joined the Company in 2006 as the CFO and Secretary. Prior to joining the Company, he worked for KPMG LLP for 10 years before becoming a Senior Vice President at US Bank (St. Louis, Missouri), where he spent 16 years holding various positions in the areas of accounting, financial reporting, risk management, and merger and acquisition integration. In August 2017, Mr. Appelbaum was elected to serve on the Board of Directors of Benjamin Edwards, Inc. the holding company of Benjamin F. Edwards & Co., a privately held national wealth management firm.

Gary B. Langfitt , 63, President – Expense Management Services. Mr. Langfitt joined the Company in 1999 as Vice President, Sales and Marketing – Utility Information Services and subsequently served as COO – Utility Information Services from 2003 to 2011 when he was appointed to his current position.

Dwight D. Erdbruegger, 59, President – Cass Commercial Bank. Mr. Erdbruegger succeeded Mr. Mathias as President of the Bank effective July 2, 2018, joining the Company after a 31-year career in commercial banking, the last 15 years spent with Commerce Bank. Most recently he was chairman of CBIEF, the equipment finance subsidiary of Commerce Bank. He was also chief administrative officer for Commerce Bank East Group, with offices in Missouri, Indiana, Michigan, Ohio and Tennessee.

Mark A. Campbell, 56, President – Transportation Information Services. Mr. Campbell has been with the Company since 1988 and held various positions including serving as Senior Vice President, Sales and Marketing – Transportation Information Services from 2003 to 2010, Senior Vice President – Transportation Information Services from 2010 to September 2014 and Executive Vice President – Transportation Information Services from 2014 to 2015 when he was appointed to his current position.

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James M. Cavellier, 51, Executive Vice-President and CIO. Mr. Cavellier joined the Company in this role in February 2018. Prior to joining the Company, he worked for Comerica Bank since 2001 holding various technology leadership positions ranging from strategic technology planning to operational responsibility for all technology across the U.S. Most recently, Mr. Cavellier was a domain chief information officer for payment and wealth management technologies. Prior to Comerica Bank, Mr. Cavellier held technology leadership positions with The Auto Club Group, Ernst & Young, LLP, and Electronic Data Systems.

Summary Compensation Table

The following table includes the (i) dollar value of base salaries and bonuses earned; (ii) aggregate grant date fair value of equity compensation; (iii) the change in pension value; (iv) all other compensation; and (v) the dollar value of total compensation for each respective fiscal year for the Company’s named executive officers. Compensation disclosed for Mr. Mathias for fiscal 2018 includes compensation received for his services as President of Cass Commercial Bank and as Vice Chairman of the Bank, a position he assumed effective July 2, 2018. Fiscal 2018 compensation reported for Mr. Cavellier includes compensation received from February 12, 2018, the date he joined the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)

Eric H. Brunngraber	2018	634,253	-	768,743	374,600	198,084	127,791	2,103,471
Chairman, President, CEO	2017	609,157	-	737,484	232,000	723,321	45,352	2,347,314
	2016	584,157	-	339,654	214,700	480,524	45,911	1,664,946

P. Stephen Appelbaum	2018	288,931	142,900	197,357	-	109,588	17,720	756,496
Exec. Vice President, CFO,	2017	280,130	100,000	191,778	-	171,321	17,167	760,396
Secretary	2016	272,130	86,000	95,934	-	114,448	17,401	585,913

Mark A. Campbell	2018	235,471	107,100	158,859	-	-	17,129	518,559
President, Transportation	2017	224,663	81,000	151,925	-	153,435	16,717	627,740
Information Services	2016	214,663	68,000	93,344	-	126,883	16.869	519,759

Gary B. Langfitt	2018	262,931	114,700	179,154	-	125,514	17,549	699,848
President, Expense	2017	254,130	94,000	173,610	-	230,908	17,296	769,944
Management Services	2016	245,897	87,000	107,789	-	154,680	17,801	613,167

Robert J. Mathias	2018	299,161	145,100	205,096	-	60,067	30,115	739,539
President and COO,	2017	291,364	98,000	200,244	-	195,196	31,934	816,738
Cass Commercial Bank	2016	284,130	93,000	125,372	-	138,986	33,445	674,932

James M. Cavellier Exec. Vice President, CIO	2018	221,264	100,100	172,632	-	-	143,290	637,286

(1)	These amounts represent distributions under the Company’s profit sharing program as further described in the CD&A section contained herein. Amounts paid to the CEO are reported separately as non-equity incentive plan compensation due to the fact the payments are based on pre-determined targets which are communicated to the CEO prior to the performance period, the outcome of which is uncertain at the time the targets are made.
(2)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and RSUs granted in fiscal 2018, fiscal 2017, and fiscal 2016. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. In fiscal 2016, the grants consisted of time-based restricted stock granted based on a three-year lookback performance period, which vested at a rate of one-third per year beginning on the first anniversary of the grant date. Fiscal 2017 and 2018 grants consisted of 40% time-based restricted stock (in the case of Messrs. Brunngraber, Appelbaum, Campbell, Cavellier and Langfitt) or RSUs (in the case of Mr. Mathias), which vest in total on the third anniversary of the grant date, and 60% performance-based restricted stock that will be earned based on three-year EPS growth and average ROE goals. The fiscal 2017 performance-based grants are based on the goals for fiscal 2017, 2018 and 2019 and the fiscal 2018 performance-based grants are based on the goals for fiscal 2018, 2019 and 2020, as discussed in the CD&A. The reported grant date fair value of the fiscal 2017 and 2018 awards assume that the performance-based restricted stock will be earned at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 11 to the Company’s consolidated financial statements filed as part of its Annual Report on

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Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2017 and 2018, respectively, for each named executive officer assuming that the maximum level of performance conditions is achieved is as follows: Mr. Brunngraber - $663,691 and $691,893; Mr. Appelbaum - $172,568 and $177,646; Mr. Campbell - $136,752 and $143,041; Mr.Langfitt - $156,288 and $161,292; and Mr. Mathias - $180,205 and $184,557. The grant date fair value of the performance-based restricted stock awards granted in 2018 assuming that the maximum level of performance conditions is achieved for Mr. Cavellier is $155,383. The reported values take into consideration dividends paid on awards granted.

(3)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP based on a five-year average of current pay. Mr. Campbell’s aggregate change in actuarial present value of accumulated benefits was a decrease in the amount of $22,410. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.
(4)	Consists of the Company’s incremental cost on perquisite benefits, dividends paid on restricted stock awards, and the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each executive. Perquisite benefits provided in 2018 also consist of an allowance for personal automobile usage for all named executive officers hired before January 1, 2017, relocation expense for Mr. Cavellier, and club membership allowances for Mr. Brunngraber and Mr. Mathias. Mr. Cavellier’s relocation expenses totaled $136,062, which includes $44,814 for tax reimbursements. Mr. Brunngraber’s club memberships totaled $95,000, including a one-time payment of $80,000 related to an initial membership fee which does not include tax reimbursement.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were made to the named executive officers during 2018. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of stock awards presented in the Summary Compensation table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of		Grant Date Fair Value of Stock
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Shares of Stock or Units (#)		Awards (5) ($)
Eric H. Brunngraber	2/1/2018				4,739	9,477	14,216			461,246
	2/1/2018							6,318	(3)	307,476
	8/3/2018		193,100
	2/15/2019		181,500

P. Stephen Appelbaum	2/1/2018				1,217	2,433	3,650			118,414
	2/1/2018							1,622	(3)	78,937

Mark A. Campbell	2/1/2018				980	1,959	2,939			95,345
	2/1/2018							1,305	(3)	63,510

Gary B. Langfitt	2/1/2018				1,105	2,209	3,314			107,512
	2/1/2018							1,472	(3)	71,637

Robert J. Mathias	2/1/2018				1,264	2,528	3,792			123,038
	2/1/2018							1,686	(4)	82,052

James A. Cavellier	2/12/2018				1,079	2,157	3,236			103,579
	2/12/2018							1,438	(3)	69,048

(1)	Target represents amounts earned in 2018 pursuant to the Company’s profit-sharing program, as discussed in the CD&A.
(2)	Represents performance-based restricted stock awards granted pursuant to the terms of the Company’s Omnibus Plan. Performance-based restricted stock awards earned will vest in full on January 29, 2021 to the extent the Company achieves certain EPS and ROE targets, as discussed in the CD&A of this Proxy Statement.
(3)	Represents time-based restricted stock awards granted pursuant to the terms of the Company’s Omnibus Plan. Time-based restricted shares will vest in full on January 29, 2021 and carry voting and dividend rights from the date of the grant.
(4)	Represents time-based RSUs granted pursuant to the terms of the Company’s Omnibus Plan. RSUs will vest in full on January 29, 2021. Dividends accumulate over the restriction period and will be paid upon vesting.
(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718, is based on the target number of performance-based restricted stock and is calculated using the fair market value of the Company’s common stock on the date of grant of $48.67 for grants dated February 1, 2018 and $48.02 for the grant dated February 12, 2018.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding restricted stock, RSU and SAR awards held by the named executive officers on December 31, 2018, including the number of shares underlying both exercisable and unexercisable portions of each SAR award as well as the exercise price and the expiration date of each outstanding SAR award, and the market value of stock and RSU awards.

	SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested ($)(2)

Eric H. Brunngraber	11,057	―	22.69	1/24/2021	15,297	809,517	18,445	976,109
	27,612	―	25.42	1/23/2022
	26,733	―	31.92	1/21/2023
	14,361	―	46.70	1/27/2024

P. Stephen Appelbaum	4,547	―	25.42	1/23/2022	4,024	212,950	4,764	252,111
	8,293	―	31.92	1/21/2023
	4,282	―	46.70	1/27/2024

Mark A. Campbell	―	―	―	―	3,362	177,917	3,807	201,466

Gary B. Langfitt	3,199	―	18.88	1/25/2020	3,832	202,789	4,321	228,667
	9,818	―	22.69	1/24/2021
	9,873	―	25.42	1/23/2022
	9,256	―	31.92	1/21/2023
	4,756	―	46.70	1/27/2024

Robert J. Mathias	11,646	―	22.69	1/24/2021	4,417	233,748	4,962	262,589
	11,847	―	25.42	1/23/2022
	10,878	―	31.92	1/21/2023

James A. Cavellier	―	―	―	―	1,438	76,099	2,157	114,148

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(1)	Represents time-based restricted stock awards and, in the case of Mr. Mathias, restricted stock and RSU awards issued pursuant to the Company’s Omnibus Plan. The awards granted prior to 2018 are subject to a three-year vesting schedule, with one-third of the shares vesting each year on the anniversary of the grant date of the awards. Shares or RSUs granted in 2018 cliff vest on the third anniversary of the grant date. The vesting dates for such awards are as follows:

Name	Vesting Date	Number of Shares
Eric H. Brunngraber	1/26/2019	3,000
	2/2/2020	5,979
	2/1/2021	6,318

P. Stephen Appelbaum	1/26/2019	848
	2/2/2020	1,554
	2/1/2021	1,622

Mark A. Campbell	1/26/2019	825
	2/2/2020	1,232
	2/1/2021	1,305

Gary B. Langfitt	1/26/2019	954
	2/2/2020	1,406
	2/1/2021	1,472

Robert J. Mathias	1/26/2019	1,108
	2/2/2020*	1,623
	2/1/2021*	1,686

James A. Cavellier	2/12/2021	1,438

*Indicates RSU awards

(2)	Value based on $52.92 per share, which was the closing market price of the Company's common stock reported on the Nasdaq on December 31, 2018. The market value of the performance-based awards reported in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested” column assumes the achievement of performance goals at the target level.
(3)	Represents unearned performance-based restricted stock awards issued pursuant to the Company’s Omnibus Plan assuming the achievement of performance goals at the target level. The awards were granted on February 2, 2017 and February 1, 2018 (other than in the case of Mr. Cavellier, whose awards were granted on February 12, 2018) and will be earned based on the achievement of certain EPS and ROE targets over the applicable three-year performance period, as discussed in the CD&A. Awards earned will vest in full on the third anniversary of the grant date.

SARs Exercised and Stock Vested

The following table sets forth the exercise of SARs and vesting of restricted stock during 2018 for the named executive officers. Mr. Cavellier joined the Company in February 2018 and had no exercisable equity awards or vested stock awards as of December 31, 2018.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Eric H. Brunngraber	―	―	6,657	322,698
P. Stephen Appelbaum	5,203	292,216	1,909	92,539
Mark A. Campbell	421	24,658	1,632	79,111
Gary B. Langfitt	6,336	346,389	2,130	103,252
Robert J. Mathias	446	27,420	2,489	120,654

(1)	Represents gross amount of shares acquired upon exercise or shares vested, without netting any shares surrendered to pay the exercise price or taxes.
(2)	Value is calculated using the closing price of the Company’s common stock, as reported on the Nasdaq, on the exercise date.
(3)	Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

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Pension Benefits

The following table sets forth for fiscal year ended December 31, 2018 the actuarial present value of each eligible named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer. Effective as of December 31, 2016, the Company’s retirement plan was closed to new participants. As such, Mr. Cavellier is not a participant in the retirement plan or SERP and has been excluded from the table below.

Name (1)	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)

Eric H. Brunngraber	Retirement Plan for Employees of Cass Information Systems, Inc.	38.08	1,491,854	-

	Cass Information Systems SERP	38.08	4,034,567	-

P. Stephen Appelbaum	Retirement Plan for Employees of Cass Information Systems, Inc.	11.50	432,982	-

	Cass Information Systems SERP	11.50	446,569	-

Mark A. Campbell	Retirement Plan for Employees of Cass Information Systems, Inc.	29.58	886,715	-

Gary B. Langfitt	Retirement Plan for Employees of Cass Information Systems, Inc.	18.50	757,132	-

	Cass Information Systems SERP	18.50	564,314	-

Robert J. Mathias	Retirement Plan for Employees of Cass Information Systems, Inc.	9.50	420,183	-

	Cass Information Systems SERP	9.50	558,714	-

(1)	Messrs. Brunngraber, Appelbaum, Langfitt, and Mathias were eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2018. Refer to the CD&A for a description of early retirement benefits.
(2)	The number of years of credited service differs from the number of years of actual service for all named executive officers only due to the provisions in the plan governing when employees first become eligible to participate in the plan. Actual years of service for the named executive officers are as follows: Mr. Brunngraber – 39.52 years; Mr. Appelbaum – 12.63 years; Mr. Campbell – 30.68 years; Mr. Langfitt – 19.74; years and Mr. Mathias – 10.84 years.
(3)	Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

Details of the plans are further discussed in the CD&A of this Proxy Statement.

IV. BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors, Executive Officers, and 5% Beneficial Owners

The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of February 8, 2019, unless otherwise noted, by: (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) directors and executive officers as a group. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 14,526,407 shares outstanding as of February 8, 2019. Except as indicated below, the address of each person listed is c/o Cass Information Systems, Inc., 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131.

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Name of Beneficial Owner (and address for Beneficial Owners over 5%)	Amount of Shares Beneficially Owned (1)		Percent of Class

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	1,194,446	(2)	8.22%

AJH Investments LLC P.O. Box 680790 Park City, UT 84068	1,057,320	(3)	7.28%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	936,167	(4)	6.44%

Kim Kuehner 533 South Warson Rd. St. Louis, MO 63124	796,350	(3)	5.48%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	777,730	(5)	5.35%

P. Stephen Appelbaum	64,001	(6)	*
Eric H. Brunngraber	170,297	(7)	1.17%
Mark A. Campbell	17,708	(8)	*
James A. Cavellier	2,864	(9)	*
Ralph W. Clermont	7,102	(10)	*
Lawrence A. Collett	254,148	(11)	1.75%
Robert A. Ebel	15,233	(12)	*
Benjamin F. Edwards, IV	14,190	(13)	*
Gary B. Langfitt	71,308	(14)	*
James J. Lindemann	15,424	(15)	*
Robert J. Mathias	53,248	(16)	*
Sally H. Roth**	―		―
Joseph D. Rupp	3,977	(17)	*
Randall L. Schilling	13,646	(18)	*
Franklin D. Wicks, Jr.	14,279	(19)	*
All directors (including nominees) and all executive officers as a group (14 persons)	666,749	(20)	4.56%

*	Less than 1% of class.
**	Director nominee
(1)	Beneficially owned shares include common stock that directors and executive officers have the right to acquire within 60 days of February 8, 2019 pursuant to the exercise of SARs.
(2)	Based on a Schedule 13G/A filed by the reporting person with the SEC on February 13, 2019. The reporting person has sole voting and dispositive power with respect to 797,686 shares and shared voting and dispositive power with respect to 396,760 shares.
(3)	Based on shareholder records as of December 31, 2018 obtained from Computershare Shareowner Services and Broadridge.
(4)	Based on a Schedule 13G/A filed by the reporting person with the SEC on February 4, 2019. BlackRock Inc. has sole voting power with respect to 907,688 shares and sole dispositive power with respect to 936,167 shares.
(5)	Based on a Schedule 13G filed by the reporting person with the SEC on February 11, 2019. The Vanguard Group has sole voting power with respect to 28,739 shares, shared voting power with respect to 1,056 shares, sole dispositive power with respect to 749,043 shares and shared dispositive power with respect to 28,687 shares.
(6)	Includes 42,043 shares held in trust over which Mr. Appelbaum has shared voting and investment rights; 4,836 shares of restricted stock subject to forfeiture with respect to which Mr. Appelbaum has voting but no investment rights; and 17,122 shares which can be acquired within 60 days of February 8, 2019 pursuant to the exercise of SARs.

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(7)	Includes 68,528 shares owned jointly with his spouse over which Mr. Brunngraber has shared voting and investment rights; 20,322 shares of restricted stock subject to forfeiture with respect to which Mr. Brunngraber has voting but no investment rights; and 79,763 shares which can be acquired within 60 days of February 8, 2019 pursuant to the exercise of SARs.
(8)	Includes 13,359 shares held in trust over which Mr. Campbell has shared voting and investment rights; 3,895 shares of restricted stock subject to forfeiture with respect to which Mr. Campbell has voting but no investment rights.
(9)	Includes 2,864 shares of restricted stock subject to forfeiture with respect to which Mr. Cavellier has shared voting and investment rights.
(10)	Includes 1,200 shares held in trust and 5,902 shares of restricted stock subject to forfeiture with respect to which Mr. Clermont has voting but no investment rights.
(11)	Includes 125,568 shares held in trust; 116,236 shares owned by Mr. Collett’s spouse over which Mr. Collet has no voting and investment rights; and 1,034 shares of restricted stock subject to forfeiture with respect to which Mr. Collett has voting but no investment rights.
(12)	Includes 3,354 shares owned jointly with his spouse; and 6,391 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.
(13)	Includes 9,968 shares held in trust; 98 shares Mr. Edwards holds as custodian for his minor child; and 1,034 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.
(14)	Includes 4,390 shares of restricted stock subject to forfeiture with respect to which Mr. Langfitt has voting but no investment rights; and 3,832 shares which can be acquired within 60 days of February 8, 2018 pursuant to the exercise of SARs.
(15)	Includes 5,687 shares held in trust and 9,737 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.
(16)	Includes 5,026 of RSUs subject to forfeiture; and 34,371 shares which Mr. Mathias can acquire within 60 days of February 8, 2019 pursuant to the exercise of SARs.
(17)	Includes 3,977 shares of restricted stock subject to forfeiture with respect to which Mr. Rupp has voting but no investment rights.
(18)	Includes 9,737 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.
(19)	Includes 6,687 shares held in trust and 7,592 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.
(20)	Includes 100,717 shares which may be acquired within 60 days of February 8, 2019 pursuant to the exercise of SARs. Mr. Erdbruegger was appointed as the President of the Bank in July 2018. The shares reported include 2,572 shares of restricted stock owned by Mr. Erdbruegger, which are subject to forfeiture and with respect to which Mr. Erdbruegger has voting but no investment rights.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review solely of copies of such forms received and written representation from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to 2018 for executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner. Mr. Erdbruegger was appointed as President of Cass Commercial Bank effective July 2, 2018 upon Mr. Mathias assuming the position of Vice Chairman of the Bank. Mr. Erdbruegger’s executive officer duties in this role began on July 26, 2018.

V. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – PROPOSAL 3

KPMG LLP has served as the Company’s independent registered public accounting firm since 1983, and for the year ended December 31, 2018. The Audit Committee of the Board has selected KPMG LLP to serve as such firm for 2019. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

33

Fees Incurred for Services Performed by the Independent Registered Public Accountants

For the years ended December 31, 2018 and 2017, the Company incurred the following fees for services performed by KPMG LLP, all of which were pre-approved by the Audit Committee:

	2018	2017
Audit Fees (1)	$424,000	$380,000
Audit-related Fees	―	―
Total	$424,000	$380,000

(1)	Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. Also includes fees for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. Such fees were $25,000 and $22,000 for 2018 and 2017, respectively. All such fees were pre-approved by the Audit Committee.

The Audit Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Company’s Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019.

VI. SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2020 Annual Meeting, shareholders must submit proposals no earlier than January 24, 2020 and no later than February 23, 2020. If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,
•	the name and address, as they appear on the Company’s books, of the proposing shareholder,
•	the class and number of shares which are beneficially owned by the shareholder, and
•	any material interest of the shareholder in such business.

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 9, 2019 at the following address: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

VII. OTHER MATTERS AND HOUSEHOLDING

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred

34

to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company may and some banks, brokers, and other nominee record holders may be participating in the practice of house holding proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this Proxy Statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, or call (314) 506-5500.

By Order of the Board of Directors
P. Stephen Appelbaum, Secretary

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Central Time, on April 22, 2019.

Online
Go to **www.investorvote.com/CASS** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain
01 - Ralph W. Clermont	☐	☐	☐
02 - James J. Lindemann	☐	☐	☐
03 - Sally H. Roth	☐	☐	☐

	For	Against	Abstain
2. To approve the advisory resolution on executive compensation:	☐	☐	☐
3. To ratify the selection of KPMG LLP to serve as the Company's independent registered public accounting firm for 2019:	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

32DM

ADMISSION TICKET

CASS INFORMATION SYSTEMS, INC.
2019 Annual Meeting of Shareholders

Tuesday, April 23, 2019
8:30 A.M. Local Time

Cass Information Systems, Inc.
13001 Hollenberg Drive
Bridgeton, Missouri 63044

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2018 Annual Report to Shareholders are available at: http://www.cassinfo.com

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

+

Proxy — Cass Information Systems, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Eric H. Brunngraber and P. Stephen Appelbaum, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 23, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES FOR ELECTION AS DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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